Exhibit C

PRESUPUESTO

Ley 27798

Disposiciones.

El Senado y Cámara de Diputados de la Nación Argentina reunidos en Congreso, etc. sancionan con fuerza de Ley:

TÍTULO I

Disposiciones generales

Capítulo I

Del Presupuesto de Gastos y Recursos de la Administración Nacional

Artículo 1º- Establécese que el Presupuesto General de la Administración Nacional, al cierre del Ejercicio Fiscal 2026, deberá presentar una ejecución con resultado financiero equilibrado o superavitario.

Estímase para el Presupuesto del Sector Público Nacional, Ejercicio Fiscal 2026, un resultado financiero superavitario de pesos dos billones setecientos treinta y cuatro mil veintinueve millones seiscientos cincuenta y cinco mil cincuenta y cinco ($2.734.029.655.055).

En el marco de lo expuesto, fíjase en la suma de pesos ciento cuarenta y ocho billones sesenta y nueve mil doscientos noventa y tres millones quinientos veintiséis mil quinientos cuarenta y nueve ($148.069.293.526.549) el total de los gastos corrientes y de capital del Presupuesto General de la Administración Nacional para el Ejercicio 2026, con destino a las finalidades que se indican a continuación, y analíticamente en las planillas 1, 2, 3, 4, 5, 6 y 7 anexas al presente artículo.

Finalidad	Gastos corrientes	Gastos de capital	Total
Administración gubernamental	8.381.745.533.456	477.326.019.387	8.859.071.552.843
Servicios de defensa y seguridad	6.822.212.271.978	289.011.070.913	7.111.223.342.891
Servicios sociales	106.045.780.092.039	475.868.282.736	106.521.648.374.775
Servicios económicos	9.412.942.448.975	2.044.560.557.175	11.457.503.006.150
Deuda pública	14.119.847.249.890	0	14.119.847.249.890
Total	144.782.527.596.338	3.286.765.930.211	148.069.293.526.549

Artículo 2°- Estímase en la suma de pesos ciento cuarenta y ocho billones doscientos noventa y cinco mil setecientos sesenta y dos millones seiscientos ochenta y un mil quinientos noventa y ocho ($148.295.762.681.598) el cálculo de recursos corrientes y de capital de la Administración Nacional de acuerdo con el resumen que se

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indica a continuación y el detalle que figura en la planilla 8 anexa al presente artículo:

Recursos corrientes	147.938.296.234.415
Recursos de capital	357.466.447.183
Total	148.295.762.681.598

Artículo 3°- Fíjanse en la suma de pesos veinte billones setecientos veintiún mil quinientos sesenta y un millones novecientos cuarenta y ocho mil setenta y uno ($20.721.561.948.071) los importes correspondientes a los gastos figurativos para transacciones corrientes y de capital de la Administración Nacional, quedando en consecuencia establecido el financiamiento por contribuciones figurativas de la Administración Nacional en la misma suma, según el detalle que figura en las planillas anexas 9 y 10 que forman parte del presente artículo.

Artículo 4°- Como consecuencia de lo establecido en los artículos 1°, 2° y 3°, el resultado financiero superavitario queda estimado en la suma de pesos doscientos veintiséis mil cuatrocientos sesenta y nueve millones ciento cincuenta y cinco mil cuarenta y nueve ($226.469.155.049). Asimismo, se indican a continuación las Fuentes de Financiamiento y las Aplicaciones Financieras que se detallan en las planillas 11, 12, 13, 14 y 15 anexas al presente artículo:

Fuentes de Financiamiento	294.950.613.037.526
- Disminución de la inversión financiera	6.235.499.288.730
- Endeudamiento público e incremento de otros pasivos	288.715.113.748.796
Aplicaciones Financieras	295.177.082.192.575
- Inversión financiera	16.001.721.475.611
- Amortización de deuda y disminución de otros pasivos	279.175.360.716.964

Fíjase en la suma de pesos trescientos noventa y un mil quinientos seis millones quinientos cincuenta y cinco mil trescientos setenta y seis ($391.506.555.376) el importe correspondiente a gastos figurativos para Aplicaciones Financieras de la Administración Nacional, quedando en consecuencia establecido el financiamiento por contribuciones figurativas para Aplicaciones Financieras de la Administración Nacional en la misma suma.

Artículo 5°- El Jefe de Gabinete de Ministros, a través de decisión administrativa, distribuirá los créditos de la presente ley como mínimo a nivel de las partidas limitativas que se establezcan en la citada decisión y en las aperturas programáticas o categorías equivalentes que estime pertinentes.

Asimismo, en dicho acto el Jefe de Gabinete de Ministros podrá determinar las facultades para disponer reestructuraciones presupuestarias en el marco de las competencias asignadas por la Ley de Ministerios (ley 22.520, texto ordenado por el decreto 438/92) y sus modificaciones.

Artículo 6°- Determínase el total de cargos y horas de cátedra para cada jurisdicción y entidad de la Administración Pública Nacional, según el detalle obrante en la planilla anexa al presente artículo.

No se podrán aprobar incrementos en los cargos y horas de cátedra que excedan los totales fijados en la planilla anexa al presente artículo.

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Facúltase al Jefe de Gabinete de Ministros, mediante decisión fundada y con la previa intervención de la Secretaría de Hacienda del Ministerio de Economía, a incrementar la cantidad de cargos y horas de cátedra detallados en la citada planilla anexa, en el marco de las necesidades de dotaciones que surjan de la aprobación de las estructuras organizativas de las jurisdicciones y entidades de la Administración Pública Nacional.

Exceptúase de la limitación dispuesta en el segundo párrafo del presente artículo a las transferencias de cargos entre jurisdicciones y/u organismos descentralizados de la Administración Nacional, a los cargos correspondientes a las autoridades superiores del Poder Ejecutivo Nacional, a los cargos correspondientes a los regímenes que determinen incorporaciones de agentes que completen cursos de capacitación específicos correspondientes a las Fuerzas Armadas, de Seguridad, de la Policía de Seguridad Aeroportuaria, del Servicio Exterior de la Nación, del Cuerpo de Guardaparques Nacionales; los cargos comprendidos en el Convenio Colectivo de Trabajo Sectorial del Personal Profesional de los Establecimientos Hospitalarios y Asistenciales e Institutos de Investigación y Producción dependientes del Ministerio de Salud, en el Convenio Colectivo de Trabajo Sectorial para el Personal del Sistema Federal de Manejo del Fuego; los cargos correspondientes a la Agencia Nacional de Puertos y Navegación (ANPYN), ente autárquico actuante en la órbita del Ministerio de Economía; los cargos correspondientes al cumplimiento de sentencias judiciales firmes y los correspondientes a los cargos incluidos en el nomenclador de funciones ejecutivas del Convenio Colectivo de Trabajo Sectorial del Personal del Sistema Nacional de Empleo Público (SINEP), homologado por el decreto 2.098 del 3 de diciembre de 2008, sus normas modificatorias y complementarias.

Con el fin de proceder a una ordenada ejecución presupuestaria y al seguimiento de la evolución de las respectivas dotaciones de personal, las jurisdicciones y entidades deberán remitir a la Secretaría de Hacienda la información correspondiente a la totalidad de las plantas y las contrataciones de personal.

La Secretaría de Hacienda deberá publicar dicho informe en su sitio web y en formato abierto y reutilizable, según el artículo 32 de la ley 27.275, de Derecho de Acceso a la Información Pública y sus modificaciones. Este informe deberá ser puesto a disposición hasta el quinto día hábil siguiente de cada trimestre calendario.

El Jefe de Gabinete de Ministros, oportunamente, distribuirá el total de cargos y horas de cátedra aprobados en la planilla anexa al presente artículo.

Artículo 7°- Las jurisdicciones y entidades de la Administración Pública Nacional no podrán cubrir los cargos vacantes existentes a la fecha de la entrada en vigencia de la presente ley ni los que se produzcan con posterioridad, sin la previa autorización del Jefe de Gabinete de Ministros. Las decisiones administrativas que se dicten en tal sentido tendrán vigencia durante el presente ejercicio fiscal y el siguiente para los casos en los que las vacantes autorizadas no hayan podido ser cubiertas.

Quedan exceptuados de lo previsto precedentemente los cargos correspondientes a las autoridades superiores de la Administración Pública Nacional; los funcionarios del Cuerpo de Guardaparques Nacionales; los cargos del Convenio Colectivo de Trabajo Sectorial del Personal Profesional de los Establecimientos Hospitalarios y Asistenciales e Institutos de Investigación y Producción dependientes del Ministerio de Salud; los cargos comprendidos en el Convenio Colectivo de Trabajo Sectorial para el Sistema Federal de Manejo del Fuego; los cargos correspondientes a la Agencia Nacional de Puertos y Navegación (ANPYN), ente autárquico actuante en la órbita del Ministerio de Economía; y a los cargos incluidos en el nomenclador de funciones ejecutivas del Convenio Colectivo de Trabajo Sectorial del Personal del Sistema Nacional de Empleo Público (SINEP), homologado por el decreto 2.098/08, y sus normas modificatorias y complementarias.

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Artículo 8°- Autorízase al Jefe de Gabinete de Ministros, previa intervención del Ministerio de Economía, a introducir ampliaciones en los créditos presupuestarios aprobados por la presente ley y a establecer su distribución, en la medida en que ellas sean financiadas con incremento de fuentes de financiamiento originadas en préstamos de organismos financieros internacionales de los que la Nación forme parte y/u originadas en créditos bilaterales que se encuentren en ejecución o que cuenten con la autorización prevista en la planilla anexa al artículo 44 de la presente ley, con la condición de que su monto se compense con la disminución de otros créditos presupuestarios financiados con Fuente de Financiamiento 22 - Crédito Externo.

Artículo 9°- El Jefe de Gabinete de Ministros, previa intervención del Ministerio de Economía, podrá disponer ampliaciones en los créditos presupuestarios de la Administración Central, de los Organismos Descentralizados e Instituciones de la Seguridad Social, y su correspondiente distribución, financiados con incremento de los recursos con afectación específica, recursos propios, transferencias de entes del Sector Público Nacional, donaciones, remanentes de ejercicios anteriores correspondientes a la Fuentes de Financiamiento 22 - Crédito Externo y 21 - Transferencias Internas y los remanentes de ejercicios anteriores que por ley tengan destino específico.

Artículo 10.- Las facultades otorgadas por la presente ley al Jefe de Gabinete de Ministros podrán ser asumidas por el Poder Ejecutivo Nacional, en su carácter de responsable político de la administración general del país, y en función de lo dispuesto en el inciso 10 del artículo 99 de la Constitución Nacional.

Capítulo II

De las normas sobre gastos

Artículo 11.- Autorízase, de conformidad con lo dispuesto en el artículo 15 de la Ley de Administración Financiera y de los Sistemas de Control del Sector Público Nacional, 24.156 y sus modificatorias, la contratación de obras o adquisición de bienes y servicios cuyo plazo de ejecución exceda el Ejercicio Financiero 2026 de acuerdo con el detalle obrante en las planillas anexas al presente artículo.

Facúltase al Jefe de Gabinete de Ministros a incorporar la contratación de obras o adquisición de bienes y servicios en la medida en que ellas se financien con cargo a las facultades previstas en los artículos 8° y 9° de la presente ley.

Artículo 12.- Fíjase como crédito para financiar los gastos de funcionamiento, inversión y programas especiales de las universidades nacionales la suma de pesos cuatro billones setecientos ochenta y cinco mil ciento diecisiete millones seiscientos sesenta y dos mil setecientos sesenta y cinco ($4.785.117.662.765), de acuerdo con el detalle de la planilla anexa al presente artículo.

Las universidades nacionales deberán presentar ante la Subsecretaría de Políticas Universitarias de la Secretaría de Educación del Ministerio de Capital Humano la información necesaria para asignar, ejecutar y evaluar los recursos que se les transfieren por todo concepto.

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El citado ministerio podrá interrumpir las transferencias de fondos en caso de incumplimiento en el envío de dicha información en tiempo y forma.

El presupuesto aprobado por cada universidad para el ejercicio fiscal deberá indicar la clasificación funcional de educación y cultura; salud y ciencia, tecnología e innovación. La ejecución presupuestaria y contable, así como la cuenta de inversión deberán considerar asimismo el clasificador funcional.

Las plantas de personal docente y no docente sobre las cuales se aplicarán los aumentos salariales en el año 2026 serán las vigentes a las liquidaciones correspondientes al mes de noviembre de 2025, salvo los aumentos de las plantas aprobadas y autorizadas por la Subsecretaría de Políticas Universitarias de la Secretaría de Educación, según lo establezca el Ministerio de Capital Humano.

Artículo 13.- Establécese la vigencia para el Ejercicio Fiscal 2026 del artículo 7° de la ley 26.075, en concordancia con lo dispuesto en el artículo 11 de la Ley de Educación Nacional, 26.206 y sus modificatorias, teniendo en mira los fines, objetivos y metas de la política educativa nacional y asegurando el reparto automático de los recursos a los ministerios de educación u organismos equivalentes de las provincias y de la Ciudad Autónoma de Buenos Aires y a los municipios, para cubrir gastos estrictamente ligados a la finalidad y función educación.

Artículo 14.- Fíjanse los importes a remitir en forma mensual y consecutiva, durante el presente ejercicio, en concepto de pago de las obligaciones generadas por el artículo 11 del “Acuerdo Nación-Provincias, sobre Relación Financiera y Bases de un Régimen de Coparticipación Federal de Impuestos”, celebrado entre el Estado nacional, los estados provinciales y la Ciudad Autónoma de Buenos Aires el 27 de febrero de 2002, ratificado por la ley 25.570, destinados a las provincias que no participan de la reprogramación de la deuda prevista en el artículo 8° del citado acuerdo, las que se determinan seguidamente: provincia de La Pampa, pesos tres millones trescientos sesenta y nueve mil cien ($3.369.100); provincia de Santa Cruz, pesos tres millones trescientos ochenta mil ($3.380.000); provincia de Santiago del Estero, pesos seis millones setecientos noventa y cinco mil ($6.795.000); provincia de Santa Fe, pesos catorce millones novecientos setenta mil cien ($14.970.100) y provincia de San Luis, pesos cuatro millones treinta y un mil trescientos ($4.031.300).

Artículo 15.- Asígnase durante el presente ejercicio la suma de pesos once mil doscientos noventa millones ($11.290.000.000) como contribución destinada al Fondo Nacional de Empleo (FNE) para la atención de los programas de empleo de la Subsecretaría de Seguridad Social de la Secretaría de Trabajo, Empleo y Seguridad Social del Ministerio de Capital Humano.

Artículo 16.- El Estado nacional toma a su cargo las obligaciones de pago con Nucleoeléctrica Argentina Sociedad Anónima (NASA), Entidad Binacional Yacyretá (EBY) y Energía Argentina Sociedad Anónima (ENARSA), en su carácter de acreedores del Mercado Eléctrico Mayorista (MEM), derivadas de la aplicación de la resolución 58 del 6 de mayo de 2024 de la Secretaría de Energía del Ministerio de Economía, liberando a la Compañía Administradora del Mercado Mayorista Eléctrico Sociedad Anónima (CAMMESA) de la totalidad de las obligaciones emergentes del régimen allí previsto, exclusivamente para las compañías citadas precedentemente. En ningún caso la cancelación de dichas acreencias por parte del Estado nacional podrá importar un tratamiento diferencial y más favorable respecto del brindado a los restantes acreedores del Mercado Eléctrico Mayorista (MEM) que hubieran suscripto los acuerdos individuales en los términos de la referida resolución S.E. 58/24.

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Artículo 17.- Asígnase al Fondo Nacional para el Enriquecimiento y la Conservación de los Bosques Nativos, en virtud de lo establecido por el artículo 31 de la Ley de Presupuestos Mínimos de Protección Ambiental de los Bosques Nativos, 26.331, un monto de pesos quince mil ochocientos cuarenta y tres millones dieciocho mil doscientos cincuenta ($15.843.018.250) y para el Programa Nacional de Protección de los Bosques Nativos un monto de pesos mil seiscientos veinticuatro millones quinientos diecisiete mil ochocientos sesenta y siete ($1.624.517.867).

Facúltase al Jefe de Gabinete de Ministros, previa intervención del Ministerio de Economía, a ampliar los montos establecidos en el párrafo precedente, en el marco de la mencionada ley, y a efectuar las modificaciones presupuestarias necesarias con el fin de dar cumplimiento a lo establecido en el párrafo precedente.

Los fondos asignados serán distribuidos de manera tal de dar cumplimiento a lo establecido en la Ley de Presupuestos Mínimos de Protección Ambiental de los Bosques Nativos, 26.331 (artículos 32 y 35) y su decreto reglamentario 91 del 13 de febrero de 2009, entre las autoridades de aplicación de dicha ley y sobre la base de la resolución 277 del 8 de mayo de 2014 del Consejo Federal de Medio Ambiente (COFEMA).

Artículo 18.- Déjanse sin efecto para el Ejercicio 2026 las previsiones contenidas en los incisos c), d) y f) del artículo 2° y en el inciso a) del artículo 3º de la ley 25.152 y sus modificaciones.

Artículo 19.- Establécese que la totalidad de las asignaciones presupuestarias destinadas a financiar gastos de capital y adelantos a proveedores y contratistas de la jurisdicción, entidades y empresas que operan bajo la órbita del Ministerio de Defensa, integran el Fondo Nacional de la Defensa (FONDEF). Podrá destinarse hasta un cinco por ciento (5%) de dichas asignaciones para la adquisición de bienes de uso necesarios para el funcionamiento y soporte administrativo de la jurisdicción.

Artículo 20.- Apruébase el aporte de la República Argentina al Fondo Multilateral de Inversiones IV (FOMIN IV) creado por resolución de la Asamblea de Gobernadores A.G.-8/24 del 10 de marzo de 2024, cuyo objetivo general es “promover el desarrollo sostenible e inclusivo a través del sector privado identificando, apoyando, poniendo a prueba y ensayando innovaciones empresariales escalables para los desafíos de desarrollo y procurando crear oportunidades para las poblaciones pobres y vulnerables, estimular el crecimiento económico y la productividad, abordar el cambio climático y avanzar en la igualdad de género y la diversidad en los países regionales en desarrollo miembros del Banco (BID) y los países en desarrollo miembros del Banco de Desarrollo del Caribe (BDC)”.

El compromiso de aporte de la República Argentina es de dólares estadounidenses doce millones cuatrocientos cincuenta mil quinientos noventa y dos con ochenta y nueve centavos (u$s 12.450.592,89), los cuales serán abonados en cuatro (4) cuotas anuales e idénticas de dólares estadounidenses tres millones ciento doce mil seiscientos cuarenta y ocho con veintidós centavos (u$s 3.112.648,22), las cuales deberán comenzar a ser abonadas sesenta (60) días después de la entrada en vigor del Convenio Constitutivo, establecido en “cualquier fecha en la cual los probables donantes que representen por lo menos el sesenta por ciento (60%) de los montos totales de nuevas contribuciones al FOMIN IV hayan depositado sus instrumentos de aceptación y contribución”.

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Autorízase al Banco Central de la República Argentina (BCRA), con el fin de hacer frente a los pagos emergentes del presente artículo, a efectuar en nombre y por cuenta de la República Argentina los aportes y las suscripciones establecidos con los correspondientes fondos de contrapartida, que serán aportados por el Tesoro Nacional.

Artículo 21.- Apruébase el aumento del aporte de capital suscripto de la República Argentina al Fondo Financiero para el Desarrollo de la Cuenca del Plata (FONPLATA) de acuerdo a lo determinado por la Asamblea de Gobernadores en su resolución A.G./213-25 del 31 de julio de 2025 por un monto de dólares estadounidenses trescientos cuarenta y siete millones ochocientos cuarenta y seis mil seiscientos sesenta y seis con sesenta y siete centavos (u$s 347.846.666,67), el cual será abonado en diez (10) cuotas, distribuidas de la siguiente manera:

a) una (1) cuota que deberá abonarse antes del 30 de junio de 2027 por dólares estadounidenses treinta y cuatro millones seiscientos cuarenta y seis mil seiscientos sesenta y seis con sesenta y siete centavos (u$s 34.646.666,67); y

b) nueve (9) cuotas anuales, iguales y consecutivas de dólares estadounidenses treinta y cuatro millones ochocientos mil (u$s 34.800.000) desde el año 2028 hasta 2036, inclusive.

Autorízase al Banco Central de la República Argentina (BCRA), con el fin de hacer frente a los pagos emergentes del presente artículo, a efectuar en nombre y por cuenta de la República Argentina los aportes y las suscripciones establecidos con los correspondientes fondos de contrapartida, que serán aportados por el Tesoro Nacional.

Artículo 22.- Apruébase la adhesión de la República Argentina al Fondo Multilateral de Inversiones IV (FOMIN IV) del Banco Interamericano de Desarrollo (BID).

Artículo 23.- Apruébase el Convenio Constitutivo y el Convenio de Administración del Fondo Multilateral de Inversiones IV (FOMIN IV), habiendo sido aprobados sus términos y condiciones el día 10 de marzo de 2024, en la ciudad de Punta Cana, República Dominicana, así como su documentación complementaria.

Artículo 24.- El monto estipulado por el Fondo Multilateral de Inversiones IV (FOMIN IV) que deberá pagar la República Argentina es de hasta dólares estadounidenses doce millones cuatrocientos cincuenta mil quinientos noventa y dos con ochenta y nueve centavos (u$s 12.450.592,89) según el anexo A del Convenio Constitutivo del citado Fondo.

Artículo 25.- El pago en efectivo equivalente a dólares estadounidenses doce millones cuatrocientos cincuenta mil quinientos noventa y dos con ochenta y nueve centavos (u$s 12.450.592,89), será efectuado de acuerdo a lo estipulado en el artículo II, sección 1 (b) del Convenio Constitutivo del Fondo Multilateral de Inversiones IV (FOMIN IV).

Artículo 26.- Facúltase al Ministerio de Economía, a través de la Subsecretaría de Relaciones Financieras Internacionales de la Secretaría de Finanzas, a ejecutar las operaciones previstas en el artículo III, sección 2 del Convenio Constitutivo del Fondo Multilateral de Inversiones IV (FOMIN IV), a los efectos de asegurar el cumplimiento de los objetivos contemplados en el artículo I del citado Convenio.

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Artículo 27.- Autorízase al gobernador y al gobernador alterno de la República Argentina ante el Banco Interamericano de Desarrollo (BID), o a la persona que estos designen, a llevar a cabo todas las acciones necesarias tendientes a la aceptación por parte de la República Argentina del Convenio Constitutivo del Fondo Multilateral de Inversiones IV (FOMIN IV), de conformidad con los términos del artículo II, sección 1 (a) y del artículo VI, sección 1.

Artículo 28.- A fin de hacer frente a los compromisos emergentes de las disposiciones contempladas en los artículos 24 y 25 de la presente ley, el Banco Central de la República Argentina (BCRA) deberá contar con los correspondientes fondos de contrapartida, que deberán ser proporcionados por la Secretaría de Hacienda del Ministerio de Economía, previa inclusión de dicha erogación en la Ley de Presupuesto General de la Administración Nacional en los ejercicios pertinentes.

Artículo 29.- Apruébase el aumento del aporte de capital suscrito de la República Argentina a la Asociación Internacional de Fomento (AIF) del Banco Mundial de acuerdo a lo determinado por la junta de gobernadores en su resolución 255 del 15 de abril de 2025 por un monto de dólares estadounidenses doce millones quinientos mil (u$s 12.500.000), el cual deberá ser abonado en una (1) cuota antes del 30 de junio de 2026.

Autorízase al Banco Central de la República Argentina (BCRA), con el fin de hacer frente al pago emergente del presente artículo, a efectuar en nombre y por cuenta de la República Argentina el aporte y la suscripción establecida con los correspondientes fondos de contrapartida, que serán aportados por el Tesoro Nacional.

Artículo 30.- Deróganse a partir del Ejercicio Fiscal 2026 las siguientes disposiciones legales:

a) el artículo 9º de la ley 26.206, de Educación Nacional y sus modificatorias;

b) los artículos 5º, 6º y 7º de la ley 27.614, de Financiamiento del Sistema Nacional de Ciencia, Tecnología e Innovación;

c) el artículo 52 de la ley 26.058, de Educación Técnico Profesional;

d) el inciso 1 del artículo 4º de la ley 27.565, del Fondo Nacional de la Defensa.

Las disposiciones legales y reglamentarias dictadas en virtud de las normas aquí derogadas, quedarán asimismo sin efecto a partir del Ejercicio Fiscal 2026.

Artículo 31.- Exímase de los derechos de importación y de las tasas por servicios portuarios, aeroportuarios, de estadística y de comprobación, que gravan la importación para consumo de bienes de capital, partes, componentes, insumos, repuestos y/o bienes intermedios en la cadena de valor, destinados a la producción de bienes, la prestación de servicios y/o la realización de obras en el territorio nacional y/o en el extranjero, que sean adquiridos por INVAP SAU (CUIT 30-58558124-7), VENG SA (CUIT 30-69641732-2) y DIOXITEC SA (CUIT 30-69127870-7).

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Estas importaciones estarán también exentas de impuestos internos y del impuesto establecido por la Ley de Impuesto al Valor Agregado, texto ordenado en 1997, y sus modificaciones.

Estas exenciones serán aplicables a las mercaderías, fueren nuevas o usadas, solo si la industria nacional no estuviere en condiciones de proveerlas, sobre lo cual deberá expedirse la Secretaría de Industria y Desarrollo Productivo del Ministerio de Economía.

Capítulo III

De las normas sobre recursos

Artículo 32.- Dispónese el ingreso como contribución al Tesoro Nacional de la suma de pesos doscientos veinticinco mil millones ($225.000.000.000) de acuerdo con la distribución indicada en la planilla anexa al presente artículo. El Jefe de Gabinete de Ministros establecerá el cronograma de pagos.

Facúltase al Jefe de Gabinete de Ministros a efectuar las modificaciones presupuestarias necesarias tendientes a efectuar los aportes al Tesoro Nacional.

Artículo 33.- Fíjase en la suma de pesos veinte mil quinientos setenta y dos millones setecientos cuarenta y dos mil uno ($20.572.742.001) el monto de la tasa regulatoria nuclear según lo establecido en el primer párrafo del artículo 26 de la Ley Nacional de la Actividad Nuclear, 24.804 y su modificatoria.

Artículo 34.- Prorrógase para el Ejercicio 2026 lo dispuesto en el artículo 21 de la ley 27.701.

Capítulo IV

De los cupos fiscales

Artículo 35.- Fíjase para el Ejercicio 2026 el cupo anual al que se refiere el artículo 3° de la ley 22.317 en la suma de pesos ocho mil trescientos cincuenta y cinco millones ($8.355.000.000), de acuerdo con el siguiente detalle:

a) pesos cinco mil quinientos millones ($5.500.000.000) para el Instituto Nacional de Educación Tecnológica, organismo desconcentrado actuante en el ámbito de la Secretaría de Educación del Ministerio de Capital Humano;

b) pesos mil trescientos cincuenta y cinco millones ($1.355.000.000) para la Secretaría de la Pequeña y Mediana Empresa, Emprendedores y Economía del Conocimiento del Ministerio de Economía;

c) pesos mil quinientos millones ($1.500.000.000) para el Ministerio de Capital Humano para atender acciones de capacitación laboral.

Artículo 36.- Asígnase, a los fines de lo establecido en el inciso b) del artículo 9° de la Ley de Promoción y Fomento de la Innovación Tecnológica, 23.877 y su modificatoria, la suma no utilizada del importe que se le hubiere asignado en el Ejercicio 2025.

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Artículo 37.- Establécese para el Ejercicio 2026 un cupo fiscal de pesos dos mil millones ($2.000.000.000) para ser asignado a los beneficios promocionales previstos en los artículos 6° y 7° de la Ley de Promoción del Desarrollo y Producción de la Biotecnología Moderna y la Nanotecnología, 26.270 y su modificatoria. La autoridad de aplicación de la ley mencionada asignará el cupo fiscal de acuerdo con el procedimiento establecido al efecto.

Artículo 38.- Dispónese que el régimen establecido en el primer artículo sin número incorporado a continuación del artículo 24 de la Ley de Impuesto al Valor Agregado, texto ordenado en 1997 y sus modificaciones, operará con un límite máximo anual de pesos treinta mil millones ($30.000.000.000), para afrontar las erogaciones que demanden las solicitudes interpuestas en el Ejercicio 2026, conforme al mecanismo de asignación establecido por el Ministerio de Economía.

Asimismo, fíjase para el Ejercicio 2026, el cupo anual al que se refiere el artículo 12 de la ley 27.686, de Promoción de Inversiones en la Industria Automotriz-Autopartista y su cadena de valor, en la suma de pesos cinco mil millones ($5.000.000.000), conforme el mecanismo de asignación que establecerá el Ministerio de Economía.

Artículo 39.- Establécese para el Ejercicio 2026 un cupo fiscal de pesos trescientos diez mil millones ($310.000.000.000) para ser asignado a los beneficios promocionales previstos en los artículos 8° y 9º de la Ley de Promoción de la Economía del Conocimiento, 27.506 y su modificatoria.

La autoridad de aplicación de la norma legal mencionada asignará el cupo fiscal debiéndose considerar, a tales efectos, la incidencia de los beneficios otorgados a las diferentes categorías de las empresas inscriptas, promoviendo una mayor atención a aquellas empresas de menor tamaño.

Capítulo V

De la cancelación de deudas de origen previsional

Artículo 40.- Establécese la suma de pesos doscientos doce mil doscientos ochenta y ocho millones ($212.288.000.000) destinada al pago de deudas previsionales reconocidas en sede judicial y administrativa y aquellas deudas previsionales establecidas en los acuerdos transaccionales celebrados en el marco de la ley 27.260 y sus modificaciones, de acuerdo con lo estipulado en los incisos a) y b) del artículo 7° de la mencionada ley como consecuencia de retroactivos originados en ajustes practicados en las prestaciones del Sistema Integrado Previsional Argentino (SIPA) a cargo de la Administración Nacional de la Seguridad Social (ANSES), organismo descentralizado actuante en el ámbito de la Subsecretaría de la Seguridad Social de la Secretaría de Trabajo, Empleo y Seguridad Social del Ministerio de Capital Humano.

Autorízase al Jefe de Gabinete de Ministros, previa intervención del Ministerio de Economía, a ampliar el límite establecido en el presente artículo en la medida que el cumplimiento de las citadas obligaciones así lo requiera.

Artículo 41.- Establécese la suma de pesos trescientos sesenta y siete mil doscientos cinco millones quinientos cincuenta y cinco mil trescientos setenta y seis ($367.205.555.376) destinada al pago de deudas previsionales reconocidas en sede judicial por la parte que corresponda abonar en efectivo por todo concepto, como consecuencia de retroactivos originados en ajustes practicados en las prestaciones correspondientes a retirados y pensionados de las Fuerzas Armadas y de las Fuerzas de Seguridad incluido el Servicio Penitenciario Federal, de acuerdo con el siguiente detalle:

Instituto de Ayuda Financiera para Pago de Retiros y Pensiones Militares	$53.761.000.000
Caja de Retiros, Jubilaciones y Pensiones de la Policía Federal	$313.444.555.376

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Autorízase al Jefe de Gabinete de Ministros a ampliar el límite establecido en el presente artículo para la cancelación de deudas previsionales, reconocidas en sede judicial y administrativa como consecuencia de retroactivos originados en ajustes practicados en las prestaciones correspondientes a retirados y pensionados de las Fuerzas Armadas y de las Fuerzas de Seguridad, incluido el Servicio Penitenciario Federal, cuando el cumplimiento de esas obligaciones así lo requiera.

Los organismos mencionados en el presente artículo deberán observar para la cancelación de las deudas previsionales el orden de prelación estricto que a continuación se detalla:

a) sentencias notificadas en períodos fiscales anteriores y aún pendientes de pago;

b) sentencias notificadas en el año 2026.

En el primer caso se dará prioridad a los beneficiarios de mayor edad. Agotadas las sentencias notificadas en períodos anteriores al año 2026 se atenderán aquellas incluidas en el inciso b) del presente artículo, respetando estrictamente el orden cronológico de notificación de las sentencias definitivas.

Autorízase al Jefe de Gabinete de Ministros a efectuar las modificaciones presupuestarias necesarias con el fin de dar cumplimiento al presente artículo.

Capítulo VI

De las jubilaciones y pensiones

Artículo 42.- Establécese que, durante el ejercicio de vigencia de la presente ley, la participación del Instituto de Ayuda Financiera para Pago de Retiros y Pensiones Militares, organismo descentralizado actuante en el ámbito del Ministerio de Defensa, referida en los artículos 18 y 19 de la ley 22.919 y sus modificaciones no podrá ser inferior al cuarenta y seis por ciento (46%) del costo de los haberes remunerativos de retiro, indemnizatorios y de pensión de los beneficiarios.

La participación a la que hace referencia el párrafo anterior incluye el impacto de los incrementos en los aumentos de haberes al personal militar otorgados durante el Ejercicio 2025 y aquellos que se produzcan durante el Ejercicio 2026.

Artículo 43.- Prorróganse por diez (10) años a partir de sus respectivos vencimientos las pensiones otorgadas en virtud de la ley 13.337 y sus modificatorias que hubieran caducado o caduquen durante el presente ejercicio.

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Prorróganse por diez (10) años a partir de sus respectivos vencimientos las pensiones graciables oportunamente otorgadas y que fueron prorrogadas por la ley 27.198 y sus modificatorias.

Las pensiones graciables prorrogadas por la presente medida, las que se otorgaren y las que hubieran sido prorrogadas por las leyes 23.990, 24.061, 24.191, 24.307, 24.447, 24.624, 24.764, 24.938, 25.064, 25.237, 25.401, 25.500, 25.565, 25.725, 25.827, 25.967, 26.078, 26.198, 26.337, 26.422, 26.546, prorrogada en los términos del decreto 2.053 del 22 de diciembre de 2010 y complementada por el decreto 2.054 del 22 de diciembre de 2010, por las leyes 26.728, 26.784, 26.895, 27.008, 27.198, 27.341, 27.431, 27.467, 27.591 y sus modificatorias, por el decreto 88 del 22 de febrero de 2022, por la ley 27.701 y sus modificatorias, por el decreto 280 del 26 de marzo de 2024 y por el decreto 425 del 23 de junio de 2025 deberán cumplir con las condiciones indicadas a continuación:

a) no ser el beneficiario titular de un bien inmueble cuya valuación fiscal fuere equivalente o superior a pesos ocho millones cuatrocientos mil ($8.400.000);

b) no tener vínculo hasta el cuarto grado de consanguinidad o segundo de afinidad con el legislador solicitante;

c) no podrán superar en forma individual o acumulativa la suma equivalente a un (1) haber mínimo garantizado previsto por el artículo 125 de la ley 24.241 y sus modificatorias y serán compatibles con cualquier otro ingreso siempre que la suma total de estos últimos no supere dos (2) jubilaciones mínimas del referido sistema.

En los supuestos en los que los beneficiarios sean menores de edad, con excepción de quienes tengan capacidades diferentes, las incompatibilidades serán evaluadas con relación a sus padres, cuando ambos convivan con el menor. En caso de padres separados de hecho o judicialmente, divorciados o que hayan incurrido en abandono del hogar, las incompatibilidades sólo serán evaluadas con relación al progenitor o a la progenitora que cohabite con el beneficiario.

En todos los casos de prórrogas aludidos en el presente artículo, la autoridad de aplicación deberá mantener la continuidad de los beneficios hasta tanto se comprueben fehacientemente las incompatibilidades mencionadas. En ningún caso se procederá a suspender los pagos de las prestaciones sin previa notificación o intimación para cumplir con los requisitos formales que fueren necesarios.

Las pensiones graciables que hayan sido dadas de baja por cualquiera de las causales de incompatibilidad serán rehabilitadas una vez cesados los motivos que hubieran dado lugar a su extinción siempre que las citadas incompatibilidades dejaren de existir dentro del plazo establecido en la ley que las otorgó.

Capítulo VII

De las operaciones de crédito público

Artículo 44.- Autorízase, de conformidad con lo dispuesto por el artículo 60 de la Ley de Administración Financiera y de los Sistemas de Control del Sector Público Nacional, 24.156 y sus modificatorias, a los entes que se mencionan en la planilla anexa al presente artículo, a realizar operaciones de crédito público por los montos, especificaciones y destino del financiamiento indicados en la referida planilla. En el marco de lo establecido en el artículo 1° de la ley 27.612 se determina que el dieciocho por ciento (18%) del monto total destinado a la emisión de títulos públicos podrá colocarse en moneda y bajo jurisdicción extranjera.

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En el caso de operaciones que se instrumenten mediante emisiones de bonos o letras, los importes indicados en dicha planilla corresponden a valores efectivos de colocación. Cuando las operaciones se instrumenten mediante la suscripción de préstamos, dichos valores corresponden al monto total del préstamo, según surja de los acuerdos firmados. El uso de esta autorización deberá ser informado, trimestralmente, de manera fehaciente y detallada a ambas Cámaras del Honorable Congreso de la Nación.

El Ministerio de Economía podrá efectuar modificaciones a las características detalladas en la mencionada planilla, siempre dentro del monto total y destino del financiamiento fijado en ella, a los efectos de adecuarlas a las posibilidades de obtención de financiamiento, lo que deberá informarse de la misma forma y modo establecidos en el segundo párrafo de este artículo.

El órgano responsable de la coordinación de los sistemas de administración financiera realizará las operaciones de crédito público correspondientes a la Administración Central, quedando facultado, en cuanto a títulos públicos respecta y por hasta el límite porcentual establecido en el primer párrafo, a incluir cláusulas que establezcan la prórroga de jurisdicción a favor de tribunales judiciales extranjeros o arbitrales para dirimir disputas relativas a los acuerdos que se suscriban y a las emisiones de deuda pública que se realicen, de conformidad con lo previsto en la presente ley.

La renuncia a oponer la defensa de inmunidad de jurisdicción no implicará renuncia alguna respecto de la inmunidad de la República Argentina o de sus agencias gubernamentales y otras entidades gubernamentales relacionadas con la ejecución del presupuesto, dentro del alcance de los artículos 165 a 170 de la Ley Complementaria Permanente de Presupuesto, 11.672 (t.o. 2014) con relación a la ejecución de los bienes que se detallan a continuación:

a) cualquier bien, reserva o cuenta del Banco Central de la República Argentina;

b) cualquier bien perteneciente al dominio público localizado en el territorio de la República Argentina, incluyendo los comprendidos por los artículos 234 y 235 del Código Civil y Comercial de la Nación;

c) cualquier bien localizado dentro o fuera del territorio argentino que preste un servicio público esencial o que haya sido declarado de utilidad pública por ley del Honorable Congreso de la Nación;

d) cualquier bien (sea en la forma de efectivo, depósitos bancarios, valores, títulos, obligaciones de terceros o cualquier otro medio de pago) de la República Argentina, sus agencias gubernamentales y otras entidades gubernamentales relacionadas con la ejecución del presupuesto, dentro del alcance de los artículos 165 a 170 de la Ley Complementaria Permanente de Presupuesto, 11.672 (t.o. 2014);

e) cualquier bien alcanzado por los privilegios e inmunidades de la Convención de Viena sobre Relaciones Diplomáticas de 1961 y la Convención de Viena sobre Relaciones Consulares de 1963, incluyendo, pero no limitándose a bienes, establecimientos y cuentas de las misiones argentinas;

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f) cualquier bien utilizado por una misión diplomática, gubernamental o consular de la República Argentina;

g) impuestos y/o regalías adeudadas a la República Argentina y los derechos de la República Argentina para recaudar impuestos y/o regalías;

h) cualquier bien de carácter militar o bajo el control de una autoridad militar o agencia de defensa y/o seguridad de la República Argentina;

i) cualquier bien que forme parte de la herencia cultural de la República Argentina;

j) los bienes protegidos por cualquier ley de inmunidad soberana que resulte aplicable; y

k) los bienes que por ley hayan sido declarados inembargables o intransferibles salvo autorización del Honorable Congreso de la Nación.

Artículo 45.- Autorízase al órgano responsable de la coordinación de los sistemas de administración financiera a emitir letras del Tesoro hasta alcanzar un importe en circulación de valor nominal de pesos setenta billones (V.N. $70.000.000.000.000) o su equivalente en otras monedas, para dar cumplimiento a las operaciones previstas en el programa financiero. Estas letras deberán ser reembolsadas en el mismo ejercicio financiero en que se emiten.

Artículo 46.- Autorízase al órgano responsable de la coordinación de los sistemas de administración financiera a emitir instrumentos de deuda pública hasta alcanzar un importe máximo en circulación de valor nominal de pesos quince billones (V.N. $15.000.000.000.000), para afrontar las emisiones que se realicen durante los meses de noviembre y diciembre de 2026, cuyo vencimiento se produzca en el año 2027 y sean por plazos de amortización inferiores a noventa (90) días.

Artículo 47.- Fíjanse en la suma de pesos cuatro billones ($4.000.000.000.000) y en la suma de pesos dos billones quinientos mil millones ($2.500.000.000.000) los montos máximos de autorización a la Tesorería General de la Nación dependiente de la Subsecretaría de Presupuesto de la Secretaría de Hacienda del Ministerio de Economía y a la Administración Nacional de la Seguridad Social (ANSES), organismo descentralizado en el ámbito de la Subsecretaría de Seguridad Social de la Secretaría de Trabajo, Empleo y Seguridad Social del Ministerio de Capital Humano, respectivamente, para hacer uso transitoriamente del crédito a corto plazo a que se refieren los artículos 82 y 83 de la Ley de Administración Financiera y de los Sistemas de Control del Sector Público Nacional, 24.156 y sus modificatorias.

Artículo 48.- Mantiénese durante el Ejercicio Fiscal 2026 la suspensión dispuesta en el artículo 1° del decreto 493 del 20 de abril de 2004.

Artículo 49.- Mantiénese el diferimiento de los pagos de los servicios de la deuda pública del Gobierno nacional dispuesto en el artículo 41 de la ley 27.701 hasta la finalización del proceso de reestructuración de la totalidad de la deuda pública contraída originalmente con anterioridad al 31 de diciembre de 2001, o en virtud de normas dictadas antes de esa fecha.

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Artículo 50.- Autorízase al Poder Ejecutivo Nacional, a través del Ministerio de Economía a proseguir con la normalización de los servicios de la deuda pública referida en el artículo 49 de la presente ley, en los términos del artículo 65 de la Ley de Administración Financiera y de los Sistemas de Control del Sector Público Nacional, 24.156 y sus modificatorias o de la Ley de Normalización de la Deuda Pública y de Recuperación del Crédito, 27.249, quedando facultado el Poder Ejecutivo Nacional para continuar con las negociaciones y realizar todos aquellos actos necesarios para su conclusión.

El Ministerio de Economía informará semestralmente al Honorable Congreso de la Nación el avance de las tratativas y los acuerdos a los que se arribe durante el proceso de negociación, los que serán enviados en soporte digital.

Ese informe deberá incorporar una base de datos actualizada en la que se identifiquen los acuerdos alcanzados, los procesos judiciales o arbitrales terminados, los montos de capital y los montos cancelados o a cancelar en cada acuerdo y el nivel de ejecución de la autorización del nivel de endeudamiento que se otorga a través del artículo 7° de la Ley de Normalización de la Deuda Pública y de Recuperación del Crédito, 27.249.

Los pronunciamientos judiciales firmes, emitidos contra las disposiciones de la Ley de Emergencia Pública y de Reforma del Régimen Cambiario, 25.561 y sus modificaciones, el decreto 471 del 8 de marzo de 2002, y sus normas complementarias, recaídos sobre dichos títulos, están incluidos en el diferimiento indicado en el artículo 49 de la presente ley.

Artículo 51.- Facúltase al órgano responsable de la coordinación de los sistemas de administración financiera a otorgar avales del Tesoro Nacional por las operaciones de crédito público de acuerdo con el detalle obrante en la planilla anexa al presente artículo, y por los montos máximos en ella determinados o su equivalente en otras monedas, más los montos necesarios para afrontar el pago de intereses, los que deberán ser cuantificados al momento de la solicitud del aval.

Artículo 52.- Autorízase la colocación de bonos de consolidación décima serie para el pago de las obligaciones alcanzadas por lo dispuesto en el segundo párrafo del artículo 68 de la ley 11.672, Complementaria Permanente de Presupuesto (t.o. 2014) y sus modificatorias, por los montos y conceptos que se indican en la planilla anexa al presente artículo. Los importes indicados en dicha planilla anexa corresponden a valores efectivos de colocación.

El Ministerio de Economía podrá realizar modificaciones dentro del monto total fijado en este artículo.

Artículo 53.- Facúltase al Ministerio de Economía a establecer las condiciones de reembolso de las deudas de las provincias con el Gobierno nacional resultantes de la reestructuración que llevó a cabo el Estado nacional con los representantes de los países acreedores nucleados en el Club de París para la refinanciación de las deudas con atrasos de la República Argentina y del pago de laudos en el marco de arbitrajes internacionales.

Facúltase al Ministerio de Economía a suscribir con las provincias involucradas los convenios bilaterales correspondientes.

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Artículo 54.- Dispónese que durante el Ejercicio Fiscal 2026 los pagos de los servicios de intereses y amortizaciones de capital de las letras denominadas en dólares estadounidenses emitidas al Sector Público Nacional definido en el artículo 8° de la Ley de Administración Financiera y de los Sistemas de Control del Sector Público Nacional, 24.156 y sus modificatorias y los fondos y/o patrimonios de afectación específica administrados por cualquiera de los organismos contemplados precedentemente serán reemplazados, a la fecha de su vencimiento, por nuevos títulos públicos cuyas condiciones serán definidas, en conjunto, por la Secretaría de Finanzas y la Secretaría de Hacienda, ambas dependientes del Ministerio de Economía.

Artículo 55.- Dispónese que durante el Ejercicio Fiscal 2026 los pagos de los servicios de amortización de capital y el sesenta por ciento (60%) de los servicios de intereses de las letras intransferibles denominadas en dólares estadounidenses, en cartera del Banco Central de la República Argentina (BCRA) serán reemplazados, a la fecha de su vencimiento, por nuevos títulos públicos emitidos a la par, a cinco (5) años de plazo, con amortización íntegra al vencimiento, y que devengarán una tasa de interés igual a la que devenguen las reservas internacionales del Banco Central de la República Argentina (BCRA) para el mismo período y hasta un máximo de la tasa SOFR TERM a un (1) año más el margen de ajuste de cero coma setenta y un mil quinientos trece por ciento (0,71513%) menos un (1) punto porcentual, aplicada sobre el monto de capital efectivamente suscripto, conforme lo determine el órgano responsable de la coordinación de los sistemas de administración financiera.

El cuarenta por ciento (40%) restante de los servicios de intereses de las citadas letras se abonará en efectivo.

Todas las letras intransferibles en cartera del Banco Central de la República Argentina (BCRA) serán registradas de acuerdo con las normas contables generalmente aceptadas.

Artículo 56.- Sustitúyese el artículo 55 de la ley 11.672, Complementaria Permanente de Presupuesto (t.o. 2014) por el siguiente:

“Artículo 55: Facúltase a la Secretaría de Hacienda y a la Secretaría de Finanzas ambas del Ministerio de Economía para realizar operaciones de administración de pasivos, cualquiera sea el instrumento que las exprese. Estas operaciones podrán incluir la compra, venta, canje de instrumentos financieros, tales como bonos o acciones, pases de monedas, tasas de interés o títulos, la compra y venta de opciones sobre instrumentos financieros y cualquier otra transacción financiera habitual en los mercados de productos derivados. Estas transacciones podrán realizarse a través de entidades creadas “ad hoc”. Las operaciones referidas en el presente artículo no estarán alcanzadas por las disposiciones del decreto 1.023 del 13 de agosto de 2001 y sus modificaciones. Los gastos e intereses relacionados con estas operaciones deberán ser registrados en la Jurisdicción 90 - Servicio de la Deuda Pública.

Para la fijación de los precios de las operaciones se deberán tomar en cuenta los valores existentes en los mercados y/o utilizar los mecanismos usuales específicos para cada transacción.

Los instrumentos que se adquieran mediante estas operaciones o por ventas de activos podrán mantenerse en cartera a fin de poder utilizarlos en operaciones de pase, opciones, conversiones y cualquier otro tipo de operación habitual en los mercados.

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Cuando en alguna de dichas operaciones la contraparte de la Secretaría de Hacienda y la Secretaría de Finanzas se encontrare sujeta a cualquiera de los procedimientos regidos por la ley 24.522, de Concursos y Quiebras, o los previstos en los artículos 34, 35 bis, 44, 48, 50 y siguientes de la ley 21.526, de Entidades Financieras, y sus modificaciones, y al cual fueran aplicables las disposiciones de la ley 24.522, de Concursos y Quiebras, no serán de aplicación:

a) el artículo 118 inciso 3 de la ley 24.522, de Concursos y Quiebras, respecto y en la medida de garantías adicionales constituidas por la contraparte del Estado con posterioridad a la celebración de una (1) o más operaciones debido a la variación del valor de mercado del o los activos a los cuales se refieren tales operaciones si la obligación de constituir las garantías adicionales mencionadas hubiera sido acordada antes o en oportunidad de la celebración de la o las operaciones respectivas;

b) los artículos 20, 130, 144 y 145 de la ley 24.522, de Concursos y Quiebras, permitiendo el ejercicio por parte del Estado de sus derechos contractuales a rescindir anticipadamente tales operaciones, a efectuar compensaciones de créditos y débitos recíprocos a los valores acordados contractualmente por las partes y a ejecutar las garantías correspondientes.

Asimismo, dentro de las facultades otorgadas por el presente artículo, la Secretaría de Hacienda y la Secretaría de Finanzas, podrán realizar operaciones de cesión y/o disposición de créditos contra particulares provenientes de créditos devengados o facilidades de pago de deudas fiscales o previsionales mediante cualquier modalidad aceptada en los mercados financieros del país o del exterior.

Estas operaciones no se considerarán operaciones de crédito público y por lo tanto no se hallan sujetas a los límites impuestos por el artículo 60 de la Ley de Administración Financiera y de los Sistemas de Control del Sector Público Nacional, 24.156 y sus modificaciones.”

Artículo 57.- Sustitúyese el artículo 179 de la Ley Complementaria Permanente de Presupuesto 11.672 (t.o. 2014) por el siguiente:

“Artículo 179: Los pedidos de informes o requerimientos judiciales respecto del plazo en que se cumplirá cualquier obligación alcanzada por la consolidación dispuesta por las leyes 23.982 y sus modificaciones, 25.344 y sus modificaciones, 25.565 y sus modificaciones, y 25.725 y sus modificaciones, serán respondidos por el Poder Ejecutivo Nacional, o cualquiera de las personas jurídicas o entes alcanzados por el artículo 2° de la ley 23.982 y sus modificaciones, indicando que se propondrá al Honorable Congreso de la Nación que asigne anualmente los recursos necesarios para hacer frente al pasivo consolidado en el plazo máximo de amortización de los Bonos de Consolidación Décima Serie, cuya emisión se autorizó en el artículo 13 del decreto 331/22, de modo que pueda estimarse provisionalmente el tiempo que demandará su atención. Derógase el artículo 9° de la ley 23.982 y sus modificaciones”.

Artículo 58.- Fíjase en la suma de hasta pesos un billón doscientos mil millones ($1.200.000.000.000) el monto máximo de autorización a la Secretaría de Hacienda del Ministerio de Economía, al uso del Fondo Unificado de Cuentas Oficiales (FUCO) que no pudiera ser reintegrado al cierre del ejercicio fiscal, en los términos de lo dispuesto por el artículo 80 del anexo al decreto 1.344/07.

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Capítulo VIII

De los fondos fiduciarios y otros entes del Sector Público Nacional

Artículo 59.- Apruébanse para el Ejercicio 2026, de acuerdo con el detalle obrante en la planilla anexa al presente artículo, los flujos financieros y el uso de los fondos fiduciarios integrados total o mayoritariamente por bienes y/o fondos del Estado nacional. El Jefe de Gabinete de Ministros deberá presentar informes trimestrales a ambas Cámaras del Honorable Congreso de la Nación sobre el flujo y uso de los fondos fiduciarios, detallando en su caso las transferencias realizadas y las obras ejecutadas y/o programadas, así como todas las operaciones que se realicen con fuentes y aplicaciones financieras. La información mencionada deberá presentarse individualizada para cada uno de los fondos fiduciarios existentes.

Artículo 60.- Apruébanse para el Ejercicio 2026 el presupuesto de gastos y estimación del cálculo de recursos de la Agencia de Recaudación y Control Aduanero, ente autárquico actuante en el ámbito del Ministerio de Economía; de la Unidad Especial Sistema de Transmisión de Energía Eléctrica, ente del Sector Público Nacional actuante en el ámbito de la Secretaría de Energía del Ministerio de Economía; de la Comisión Nacional Antidopaje, ente público en el ámbito de la Secretaría de Turismo, Ambiente y Deportes; del Instituto Nacional de la Música (INAMU) y del Instituto Nacional de Cine y Artes Audiovisuales (INCAA), entes públicos no estatales actuantes en el ámbito de la Secretaría de Cultura de la Presidencia de la Nación y del Instituto Nacional de Servicios Sociales para Jubilados y Pensionados (INSSJP), ente del Sector Público Nacional actuante en el ámbito del Ministerio de Salud; de acuerdo con el detalle obrante en la planilla anexa al presente artículo.

Las entidades mencionadas deberán remitir al Ministerio de Economía con anterioridad al 31 de enero de 2026, por intermedio de la jurisdicción correspondiente, el plan de acción y los presupuestos de caja, remuneraciones, recursos humanos e inversión real bruta y financiamiento asociado para el Ejercicio 2026, ajustados al presupuesto que se aprueba por el presente artículo.

Sin perjuicio de lo expuesto, el Poder Ejecutivo Nacional deberá realizar las adecuaciones necesarias para incorporar en el Presupuesto de la Administración Nacional a los organismos detallados en el presente artículo.

Capítulo IX

De las relaciones con provincias

Artículo 61.- Establécese como crédito presupuestario para transferencias a cajas previsionales provinciales de la Administración Nacional de la Seguridad Social (ANSES) la suma de pesos ciento veintidós mil setecientos sesenta y dos millones seiscientos sesenta y cuatro mil ochocientos setenta y cuatro ($122.762.664.874) para financiar gastos corrientes dentro del Programa Transferencias y Contribuciones a la Seguridad Social y Organismos Descentralizados, Transferencias a Cajas Previsionales Provinciales.

La Administración Nacional de la Seguridad Social (ANSES) transferirá mensualmente a las provincias que no transfirieron sus regímenes previsionales al Estado nacional, en concepto de anticipo a cuenta del resultado definitivo del sistema previsional provincial, el equivalente a una doceava parte del último monto total del déficit

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-provisorio o definitivo- determinado de acuerdo con el decreto 730 del 8 de agosto de 2018 y sus normas complementarias y/o modificatorias. A tales efectos, sólo podrán requerir el pago de los anticipos a cuenta, aquellas provincias que tuvieran un déficit reconocido, ya sea provisorio o definitivo, que surja de un acuerdo suscripto con la Administración Nacional de la Seguridad Social (ANSES), que corresponda al menos al Ejercicio 2021 o posterior.

Facúltase a la Administración Nacional de la Seguridad Social (ANSES) a dictar las normas aclaratorias o complementarias que se requieran para la implementación de lo dispuesto en este artículo, incluyendo la determinación de los montos totales a transferir a cada provincia.

Artículo 62.- Exceptúase de lo dispuesto en los artículos 7º y 10 de la ley 23.928 y sus modificaciones, a las operaciones de préstamos y de emisión de títulos públicos, en moneda nacional de las provincias y de la Ciudad Autónoma de Buenos Aires con destino a financiar obras de infraestructura o a reestructuración de deuda, que cuenten con la autorización prevista en el artículo 25 en caso de corresponder y al ejercicio de las facultades conferidas por el primer párrafo del artículo 26, ambos de la ley 25.917 y sus modificaciones.

Capítulo X

De la política y administración tributarias

Artículo 63.- Exímese de los derechos de importación y de todo otro impuesto, gravamen, contribución, tasa o arancel aduanero o portuario de cualquier naturaleza u origen, así como de la constitución de depósito previo, a las vacunas y descartables importados por el Ministerio de Salud destinados a asegurar las coberturas de vacunas previstas en el artículo 7° de la ley 27.491 y a los medicamentos e insumos previstos en el artículo 1º, incisos b) y c) de la ley 27.675, Nacional de Respuesta Integral al VIH, Hepatitis Virales, Otras Infecciones de Transmisión Sexual -ITS- y Tuberculosis -TBC-.

Artículo 64.- Exímese del pago correspondiente al Impuesto al Valor Agregado que grava la importación para consumo de las mercaderías aludidas en el artículo 63 de la presente ley.

Artículo 65.- Exímese de los impuestos sobre los combustibles líquidos y al dióxido de carbono, previstos en los capítulos I y II del título III de la ley 23.966, texto ordenado en 1998 y sus modificaciones, respectivamente, a las importaciones de gasoil y diésel oil y su entrega en el mercado interno, realizadas durante el año 2026, a los fines de compensar los picos de demanda de tales combustibles, que no pudieran ser satisfechos por la producción local, destinados al abastecimiento del mercado de generación eléctrica.

Autorízase a importar bajo el presente régimen para el año 2026, el volumen de un millón de metros cúbicos (1.000.000 m3), conforme la evaluación de su necesidad y autorización previa realizada por la Secretaría de Energía del Ministerio de Economía.

El Poder Ejecutivo Nacional, a través de los organismos que estime corresponder, distribuirá el cupo de acuerdo con la reglamentación que dicte al respecto, debiendo remitir al Honorable Congreso de la Nación, en forma trimestral, el informe pertinente que deberá contener indicación de los volúmenes autorizados por la empresa y condiciones de suministro. En los aspectos no reglados por el presente régimen, serán de aplicación supletoria y complementaria las disposiciones de la ley 26.022.

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Artículo 66.- Entiéndese como reorganización aprobada en los términos de los artículos 80 y 81 de la Ley de Impuesto a las Ganancias, texto ordenado en 2019 y sus modificaciones –y por lo tanto, dénse por cumplidos todos los requisitos, plazos y condiciones previstos en dicho instituto– a la transferencia, bajo cualquier modalidad, del patrimonio fideicomitido del Fideicomiso Central Termoeléctrica “Manuel Belgrano” y del Fideicomiso Central Termoeléctrica Timbúes en favor de las Sociedades Generadoras y Fideicomisarias de dichos fideicomisos, es decir, en favor de Termoeléctrica Manuel Belgrano S.A. y Termoeléctrica José San Martín S.A., respectivamente, así como a todas las operaciones y actos tendientes a perfeccionar las transferencias e incorporación de dicho patrimonio en las sociedades generadoras y fideicomisarias.

Capítulo XI

De la Ley Complementaria Permanente de Presupuesto

Artículo 67.- Incorpóranse a la ley 11.672, Complementaria Permanente de Presupuesto (t.o. 2014) y sus modificaciones, los artículos 63, 64 y 66 de esta ley.

TÍTULO II

Presupuesto de gastos y recursos de la administración central

Artículo 68.- Detállanse en las planillas resumen 1, 2, 3, 4, 5, 6, 7, 8 y 9 anexas al presente título, los importes determinados en los artículos 1°, 2°, 3° y 4° de la presente ley que corresponden a la Administración Central.

TÍTULO III

Presupuesto de gastos y recursos de organismos descentralizados e instituciones de la seguridad social

Artículo 69.- Detállanse en las planillas resumen 1A, 2A, 3A, 4A, 5A, 6A, 7A, 8A y 9A anexas al presente título los importes determinados en los artículos 1°, 2°, 3° y 4° de la presente ley que corresponden a los organismos descentralizados.

Artículo 70.- Detállanse en las planillas resumen 1B, 2B, 3B, 4B, 5B, 6B, 7B, 8B y 9B anexas al presente título los importes determinados en los artículos 1°, 2°, 3° y 4° de la presente ley que corresponden a las instituciones de la seguridad social.

Artículo 71.- Comuníquese al Poder Ejecutivo Nacional.

DADA EN LA SALA DE SESIONES DEL CONGRESO ARGENTINO, EN BUENOS AIRES, A LOS VEINTISÉIS DÍAS DEL MES DE DICIEMBRE DEL AÑO DOS MIL VEINTICINCO.

REGISTRADA BAJO EL N° 27798

VICTORIA VILLARRUEL - MARTIN ALEXIS MENEM - Agustín Wenceslao Giustinian - Adrián Francisco Pagán NOTA: El/los Anexo/s que integra/n este(a) Ley se publican en la edición web del BORA -www.boletinoficial.gob.ar-

e. 02/01/2026 N° 15/26 v. 02/01/2026

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